Exhibit 99.1

X-Rite Reports Second Quarter Results

Company Reports $73.5 Million in Revenue, 23% Adjusted EBITDA Margin, and $28 Million Cash Balance

GRAND RAPIDS, Mich.--(BUSINESS WIRE)--X-Rite, Incorporated (NASDAQ: XRIT) today announced its financial results for the quarter ended June 28, 2008.

Second Quarter Highlights

  Net sales totaled $73.5 million, a 1.7 percent increase over the second quarter of 2007 on a pro forma combined basis
  Operating expenses declined in the second quarter by 7.7 percent versus first quarter 2008 excluding restructuring and other related charges as the company’s restructuring plan has begun to impact its results
  Adjusted EBITDA increased 30.5 percent on a sequential basis to $17.2 million
  The Company’s cash position increased $9.9 million during the quarter to $28.3 million
  Significant progress was made with interested parties regarding refinancing efforts and an amended credit agreement

The Company reported second quarter 2008 net sales of $73.5 million, including $11.6 million from Pantone, compared with $72.3 million in the second quarter of 2007 on a pro forma basis with the results of Pantone included in both periods. Adjusted gross margin was 57.7 percent in the quarter, which excludes certain Pantone acquisition related purchase price adjustments and restructuring and other related charges totaling $4.0 million. This compares to the first quarter 2008 adjusted gross margin of 59.8 percent.

Operating expenses totaling $33.4 million, excluding restructuring and other related charges, were down by approximately $2.8 million compared to first quarter 2008 on a comparable basis. This reduction was influenced by the implementation of the April 2008 restructuring plan.

Adjusted EBITDA, a non-GAAP financial metric was $17.2 million in the second quarter of 2008 or 23.4 percent of net sales for the combined business. This compares to adjusted EBITDA of $13.2 million in the first quarter of 2008 and $18.9 million in the fourth quarter of 2007.

Operating income was $0.5 million for the second quarter despite restructuring and other related charges of $4.6 million. After interest expense of $11.2 million and booked income taxes of $10.3 million (of which $8.5 million is a non cash reserve regarding the Company’s tax liabilities), a net loss of $20.9 million was reported in the quarter. A reconciliation of its net loss in the quarter and year-to-date to adjusted EBITDA is included in Exhibit 3.

The Company’s cash balance increased from $18.4 million at the end of the first quarter of 2008 to $28.3 million at the end of the second quarter. The Company had no additional borrowings under its credit facilities in the period. Pursuant to GAAP, all debt with the Company’s first and second lien lenders will continue to be reported as a current liability until such time as its credit agreements are amended.

“Given the general market conditions and specific challenges X-Rite has been facing, we are pleased with the progress reflected in our financial results for the second quarter,” said Thomas J. Vacchiano Jr., Chief Executive Officer for X-Rite. “The revenue and EBITDA growth, along with the strong ending cash balance are clearly a result of the value X-Rite delivers to its customers and the extraordinary efforts of our employee team.”

David A. Rawden, X-Rite’s interim Chief Financial Officer commented, “Multiple cross functional initiatives were put in action during the quarter and resulted in significant improvement in our working capital management. Key drivers for this improvement came from better receivables, payables and inventory management. The X-Rite business is operating effectively and all lender interest and principal commitments are being met.”

2008 Performance Guidance

  2007 proforma combined sales for X-Rite and Pantone were $283 million. Given general market conditions, the Company is maintaining its previous outlook for total 2008 sales to range between $272 million and $286 million.
  On April 3, 2008, the company announced and initiated a restructuring plan to achieve cost savings of $18 million versus its original 2008 budget over the remaining three quarters of the year. The Company is on track through the second quarter and currently expects to achieve these cost savings by year end.
  The Company maintains its most recent outlook for adjusted EBITDA in the range of $60-68 million. For now, the Company’s guidance for EBITDA excludes any potential costs related to changes in the Company’s lending agreements or capital structure, which have not been determined.

“We recognize that X-Rite’s stakeholders are awaiting an announcement regarding the Company’s capital structure and lender agreements” said Mr. Vacchiano. “While taking more time than expected due to the complexity of the original credit structure, the Company and its advisors anticipate a positive resolution.”

Conference Call

The Company will conduct a live audio webcast discussing its second quarter 2008 results on Wednesday, August 6, 2008 at 11:00 a.m. EDT. The call will be co-hosted by Thomas J. Vacchiano, Jr., the Company’s chief executive officer and David A. Rawden, the Company’s interim chief financial officer. To access this webcast, as well as all future webcasts, refer to the X-Rite corporate website at www.xrite.com. Select the Corporate/Investor Relations page and click on the Presentations and Conference Call link for the webcast. In addition, an archived version of the webcast conference call will be available on X-Rite’s website shortly after the live broadcast.

About X-Rite

X-Rite is the global leader in color science and technology. The Company, which now includes color industry leader Pantone, Inc., develops, manufactures, markets and supports innovative color solutions through measurement systems, software, color standards and services. X-Rite’s expertise in inspiring, selecting, measuring, formulating, communicating and matching color helps users get color right the first time and every time, which translates to better quality and reduced costs. X-Rite serves a range of industries, including printing, packaging, photography, graphic design, video, automotive, paints, plastics, textiles, dental and medical. For further information, please visit www.xrite.com

EBITDA and Non-GAAP Measures

In addition to the results reported in accordance with generally accepted accounting standards (GAAP) within this release, X-Rite may reference certain information that is considered a non-GAAP financial measure. Management believes these measures are useful and relevant to management and investors in their analysis of the Company’s underlying business and operating performance. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures should not be considered a substitute for any GAAP measures. Additionally, non-GAAP measures as presented by X-Rite may not be comparable to similarly titled measures reported by other companies.

One specific non-GAAP measure used by X-Rite is “adjusted EBITDA”, which is defined as net income adjusted for interest, taxes, depreciation, amortization, acquisition restructuring and other related charges, share based compensation, gains/losses on life insurance, foreign currency, property tax assessment on the former headquarters, and sales of assets. In addition to disclosing results that are determined under US GAAP, the Company also discloses non-GAAP results of operations that exclude certain expenses and charges that are directly related to the Amazys acquisition and Pantone acquisition and related integration and restructuring. Specific non-GAAP captions on the income statements include gross profit from continuing operations, operating expenses (selling and marketing, engineering, general and administrative and certain acquisition-related restructuring and integration expenses), operating income from continuing operations, net income from continuing operations and earnings per share information. The excluded expenses and charges primarily include costs and charges resulting from purchase accounting and integration and restructuring activities associated with the July, 2006 acquisition of Amazys Holding AG and the October, 2007 acquisition of Pantone. A reconciliation of GAAP to non-GAAP financial information discussed in this release is contained in the attached exhibits and on the Company’s website at xrite.com.

Forward-Looking Statements and Disclaimer

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which may be beyond the control of the Company. Factors that could cause such differences include the impact of the Company’s defaults under its credit agreements, the Company’s ability to sustain increased sales, improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the Company’s products and other risks described in the Company’s filings with the US Securities & Exchange Commission (“SEC”). The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or for any other reason.

Exhibit 1
Sales Results - 2007 Proforma and Q1 and Q2 2008 Actual
(in millions)

	2007 Proforma			2008 Actual			Q2	YTD
	Q1	Q2	Total	Q1	Q2	YTD	'07 v. '08	'07 v. '08

Color Measurement	$ 55.9	$ 59.8	$ 115.7	$ 54.1	$ 61.9	$ 116.0	3.5%	0.3%
Color Standards	11.7	12.5	24.2	11.8	11.6	23.4	-7.2%	-3.3%

Total	$ 67.6	$ 72.3	$ 139.9	$ 65.9	$ 73.5	$ 139.4	1.7%	-0.4%

Exhibit 2
Consolidated Income Statement
(in thousands)

	2007	2008	2008
	Q4 Actual	Q1 Actual	Q2 Actual

Net Sales	$74,687	$65,919	$73,461

Cost of sales	29,194	26,508	31,080

Gross profit from continuing operations	45,493	39,411	42,381
	60.9%	59.8%	57.7%

Restructuring and other related charges	83	232	117
Inventory valuation amortization	2,563	3,845	3,845
	2,646	4,077	3,962

Gross profit	42,847	35,334	38,419
	57.4%	53.6%	52.3%

Operating Expenses
Selling and marketing	18,624	17,653	17,342
Engineering	7,990	8,637	7,734
General and administrative	10,322	9,864	8,282
Restructuring and other related charges	1,362	1,158	4,606
	38,298	37,312	37,964

Operating income (loss)	4,549	(1,978)	455

Other income (expense)
Interest expense, net	(8,771)	(11,999)	(11,167)
Other, net	(534)	(1,152)	152
Loss on debt extinguishment	(5,515)	-	-
	(14,820)	(13,151)	(11,015)

Loss before income taxes	(10,271)	(15,129)	(10,560)

Income taxes	10,009	1,668	10,349

Loss from continuing operations	(20,280)	(16,797)	(20,909)

Discontinues operations, net	686	-	-

Net loss	$(19,594)	$(16,797)	$(20,909)

Exhibit 3

EBITDA RECONCILIATION
(in thousands)

		2007	2008	2008
		Q4 Actual	Q1 Actual	Q2 Actual

Net Loss		$(19,594)	$(16,797)	$(20,909)

EBITDA Adjustments:
	Depreciation	1,979	1,938	1,640
	Amortization	5,095	5,970	4,608
	Restructuring and other related charges	1,445	1,390	4,722
	Inventory valuation amortization	2,563	3,845	3,845
	Share-based compensation	980	1,118	1,008
	Investment in founders life insurance(a)	455	927	73
	Net interest expense(b)	8,638	11,857	11,107
	Currency (gain) loss	563	1,259	(63)
	Income taxes	10,695	1,668	10,349
	(Gain) loss on sale of assets	76	(17)	1
	Property tax assessment on former headquarters(c)	-	-	801
	Loss on debt extinguishment	5,515	-	-
	Pantone (October 1 - 24)	462	-	-
		38,466	29,955	38,091

EBITDA		$18,872	$13,158	$17,182

(a)	Adjustment for founders life insurance is limited to $1 million per year in the credit agreement. This limit was reached in Q2 2008.
(b)	EBITDA adjustment for interest expense excludes mortgage interest on the Company's former headquarters of $206k for Q4 2007, $144k for Q1 2008, and $113k for Q2 2008.
(c)	The special property tax assessment relating to certain land improvements on the former headquarters was agreed upon by the lenders as an EBITDA add back.

CONTACT:
X-Rite, Incorporated
Dave Rawden, Interim CFO, 616-803-2888
Drawden@xrite.com